Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

February 1, 2016

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended December 31, 2015 and December 31, 2014, as indicated in our report dated February 1, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, is incorporated by reference in Registration Statement Nos. 333‑207067 on Form S‑4, and 333-207325, 333‑157210, 333‑146549, 333‑146548, 333‑143331, 333‑143330, 333‑126419, 333‑121302, 333‑120056, 333‑119387, 333‑103189, 333‑75526 and 333‑170710 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California